UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                               ______________

                                  FORM 8-K


                          CURRENT REPORT PURSUANT
                       TO SECTION 13 OR 15 (D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

   Date of Report (Date of Earliest Event Reported)   September 29, 2005

                     Commission File Number: 000-14047

                         EWORLDMEDIA HOLDINGS, INC.
           (Exact name of registrant as specified in its charter)

     Nevada                                                 04-2392188
(State or jurisdiction of                 (IRS Employer Identification No.)
 incorporation or organization)

                    610 Newport Center Drive, Suite 210
                      Newport Beach, California  92660
        (Address of principal executive offices, including zip code)

                               (949) 718-0999
            (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



                         EWORLDMEDIA HOLDINGS, INC.

Section 1 Registrant's Business and Operations

Item 1.01 Entry into a Material

On July 21, 2005, eWorldMedia Holdings, Inc. (the "Company") executed a Non-Programming Technology Licensing Agreement (the "Agreement") with Sofcast, Inc., a Delaware corporation, ("SofCast"), whereby the Company purchased the StickyBar Toolbar from SofCast. The Company now owns the StickyBar technology, plus all source codes, all current and future patents and patents pending, and exclusive licensing rights to the StickyBar product and technology. In addition, SofCast has also transferred five custom toolbars ready for deployment including the Hotel Collection, radio, talking, Real Estate and TV toolbars. The Toolbar will be marketed worldwide through a wholly owned subsidiary of the Company (the "Subsidiary"). Under the terms of the Agreement, the Company has also received a license to use SofCast technology to develop new products including e-learning, web casting and content management, and will also have exclusive rights to market these products to multi-level network marketing companies. In addition, the Company has also received a permanent non-exclusive license to market all other current and future technologies developed by SofCast, including the rights to market these technologies through a direct marketing distribution model. The Company and/or the Subsidiary shall also have the option to purchase all other SofCast technology rights at a price of $20,000,000 payable 70% in cash and 30% in stock of the Company, through December 31, 2005. After such time, the Company and/or the Subsidiary shall have the right of first refusal to match any purchase price through June 30, 2006.

Sofcast shall be entitled, as partial compensation, to cash equal to 20% of the fair market value of any dividend paid to the Company by the Subsidiary. SofCast shall also be entitled to royalties in the amount of 20% of the gross sales of all other products developed by SofCast and sold by or through the Company, the Subsidiary or any of their affiliates. As further compensation, Sofcast shall be entitled to up to 2,000,000 shares of the Company's Series B Preferred stock (the "Preferred Shares"), valued at $0.05 per Preferred Share, further described below in Item 3.02.

 There is no material relationship between the Company or its affiliates and any of the parties, other than with respect to this Agreement.
However, pursuant to the terms of the Agreement, Mike Kolsy, the President of Sofcast, will be named President of the Subsidiary for a period of three to six months until a suitable replacement has been found and shall be compensated at a rate of $5,000 per month. At such time as a replacement has been found, Mr. Kolsy will assume the title and responsibilities as Chief Technical Officer of the Subsidiary.

Section 3 Securities and Trading Markets

Item 3.02  Unregistered Sale of Equity Securities

On July 21, 2005, pursuant to its agreement with SofCast described further in Item 1.01, the Company issued 250,000 shares of the Company's Series B Preferred stock (the "Preferred Shares") to Sofcast as partial compensation for the purchase of the Stickybar Toolbar. Up to an additional 1,750,000 Preferred Shares shall be payable to SofCast, as further compensation, based upon performance as follows: 50,000 Preferred Shares are payable per each 50,000 downloads of the Stickybar Toolbar plus 50,000 Preferred Shares payable per each $50,000 in revenue generated by the Subsidiary. The agreed upon value of the Preferred Shares is $0.05 per Preferred Share for a total cash value of $100,000 for 2,000,000 Preferred Shares.

Series B Preferred Shares are convertible into shares of the Company's common stock ("Common Shares") at a rate of one Series B Preferred Share to one Common Share as follows at the option of holder. Series B Preferred Shares are also non-voting.



                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Date: September 29, 2005           EWORLDMEDIA HOLDINGS, INC.


                                   By: /S/ Ron Touchard
                                       -----------------------------------
                                           Ron Touchard
                                           CEO and Chairman